Exhibit 10.3

Summary of Compensation Arrangements for Named Executive Officers

This Summary sets forth, as of February 13, 2013, the material compensation arrangements for each of the “named executive officers,” as defined in Item 402 of Regulation S-K, of MicroStrategy Incorporated (“MicroStrategy” and, collectively with its subsidiaries, the “Company”).

Base Salary

Michael J. Saylor, Chairman of the Board and Chief Executive Officer	$875,000
Sanju K. Bansal, Vice Chairman of the Board and Executive Vice President	$525,000
Jonathan F. Klein, President & Chief Legal Officer*	$682,500
Douglas K. Thede, Senior Executive Vice President & Chief Financial Officer	$525,000
Bob Watts, Senior Executive Vice President & Chief Operating Officer	$420,000
Donald W. Hunt, Former Executive Vice President, Worldwide Sales & Operations**	$—

*	Paul N. Zolfaghari rejoined the Company in November 2012. Messrs. Zolfaghari and Klein each hold the office of President of MicroStrategy.
**	Mr. Hunt’s employment with the Company ended on November 9, 2012.

Cash Bonus Compensation

The Compensation Committee is authorized to develop, adopt, and implement compensation arrangements, including cash bonus awards, for Mr. Saylor. The Compensation Committee established a formula (the “2012 Bonus Formula”) for determining the eligible bonus amount with respect to Mr. Saylor’s performance for 2012 that is calculated using graduated rates based on the Company’s diluted earnings per share for 2012. The Compensation Committee has the discretion to award a cash bonus amount lower than the eligible bonus amount calculated using the 2012 Bonus Formula. The Compensation Committee has not yet determined Mr. Saylor’s award pursuant to the 2012 Bonus Formula and has not yet established the terms of any cash bonus plan or award for Mr. Saylor for 2013.

The Chief Executive Officer is authorized to develop, adopt, and implement compensation arrangements, including cash bonus awards, for Messrs. Bansal, Klein, and Thede, except with respect to certain executive officer compensation arrangements that we seek to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, which arrangements are determined by the Compensation Committee.

The Chief Executive Officer established cash bonus targets for each of Messrs. Bansal, Klein, and Thede for 2012 in the amounts of $525,000, $892,500, and $525,000, respectively. The Chief Executive Officer has not yet determined awards for Messrs. Bansal, Klein, and Thede pursuant to their cash bonus targets for 2012. Awards pursuant to the foregoing cash bonus targets will be determined by the Chief Executive Officer based on the Chief Executive Officer’s subjective evaluation of the individual’s performance in the context of general economic and industry conditions and Company performance during 2012. The Chief Executive Officer has not yet determined the terms for any cash bonus plan or award for Messrs. Bansal, Klein, or Thede for 2013.

The Chief Executive Officer established cash bonus arrangements for Mr. Watts for 2012 relating to his performance for each of the quarters in the fiscal year ended December 31, 2012 and for the full 2012 fiscal year. Under these arrangements, Mr. Watts was eligible to receive (i) a cash bonus award for each quarter of 2012 determined as a percentage of the effective margin for consulting and education services for MicroStrategy’s consolidated business intelligence software and services business unit for each such quarter above a specified threshold and (ii) an annual cash bonus award determined as a percentage of the increase in the value of the Company’s maintenance contracts between the end of 2011 and the end of 2012. The Chief Executive Officer has not yet determined the terms for any cash bonus arrangement or award for Mr. Watts for 2013.

Amended and Restated Performance Incentive Plan

Awards under the Amended and Restated Performance Incentive Plan (the “Plan”) consist of the right to receive a cash amount that is either (A) a fixed amount determined at the time of grant of the award or (B) an amount calculated by multiplying a percentage that is specified at the time of grant of the award (“Bonus Percentage”) by MicroStrategy’s Core Operating Income (as defined below) for the performance period of the award, in each case subject to reduction at the discretion of the administrator of the award for a specified amount of time following the applicable performance period, and otherwise in accordance with the terms and conditions of the Plan. For purposes of the Plan, “Core Operating Income” means income from operations before financing and other income and income taxes of MicroStrategy’s consolidated core business intelligence business unit. Under the Plan, any bonus amount with respect to an award is generally required to be paid within 31 days after the third anniversary of the last day of the fiscal year in which the performance period of the award occurs (a “Payment Date”), subject to the award recipient being continuously employed during such three-year period and the other terms and conditions of the Plan. If an award recipient dies, becomes disabled, or retires in a circumstance that would constitute a qualifying retirement under the Plan (any such event, a “Special Separation Event”) before the completion of the performance period of the award, the award recipient would be eligible to receive a pro rata portion of the cash bonus amount pertaining to the award based on the number of months of the award recipient’s employment with respect to such performance period (rounded down to the nearest whole month). If a Special Separation Event occurs after the completion of the performance period of the award, but prior to the Payment Date of the award, the award recipient would be eligible to receive the full bonus amount pertaining to the award. In either case, payment of the bonus amount would generally occur on the applicable Payment Date of such award.

Bonus amounts may be reduced or recouped by the Company, in whole or in part, in the event the award administrator determines that the award recipient has engaged in fraud or misconduct. The award administrator may also reduce a bonus amount payable to a recipient, in whole or in part, if the Company experiences a financial restatement and a previously determined bonus amount payable under an award is greater than it would be if such amount were determined based on the restated financial statement. The total amount paid under the Plan to any individual participant may not exceed $1,500,000 in any fiscal year (the “Annual Cap”).

In March 2012, the Compensation Committee granted to Messrs. Bansal, Klein, Thede, and Watts awards under the Plan, each with a performance period of fiscal year 2012, with Bonus Percentages of 0.50%, 0.66%, 0.66%, and 0.36%, respectively. Pursuant to these awards, each of Messrs. Bansal, Klein, Thede, and Watts is eligible to receive, upon satisfaction of the terms and conditions of his award and subject to the Annual Cap, a cash bonus amount equal to the applicable Bonus Percentage multiplied by MicroStrategy’s Core Operating Income for fiscal year 2012, subject to the negative discretion of the Compensation Committee.

Option Awards

Messrs. Saylor, Bansal, Klein, Thede, and Watts are eligible to receive options, restricted stock awards, and other awards under the Amended and Restated 2009 Stock Incentive Plan of Angel.com Incorporated, as amended. Angel.com Incorporated is a subsidiary of MicroStrategy.

Other Compensation

On January 31, 2011, MicroStrategy entered into an agreement with Aeromar Management Company, LLC, a Delaware limited liability company (“Aeromar”), of which Mr. Saylor is the sole member, effective October 11, 2010. Under the agreement, MicroStrategy is (i) providing to Aeromar use of approximately 150 square feet of office space within MicroStrategy’s leased headquarters space at 1850 Towers Crescent Plaza, Tysons Corner, Virginia, (ii) providing to Aeromar various related services and arrangements, and (iii) providing to Mr. Saylor gross-up payments in respect of taxes that he may incur as a result of the arrangement. The agreement does not require any rental or other payments from Aeromar or Mr. Saylor. MicroStrategy has filed a copy of this agreement as Exhibit 10.14 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which was filed with the Securities and Exchange Commission on February 18, 2011.

The Company pays monthly dues for Messrs. Saylor and Klein at a private club that offers dining services and hosts business, professional, and social community events.

The Company provides individual disability insurance policies to Messrs. Saylor, Bansal, Klein, Thede, and Watts as a supplement to the group disability insurance that is available to most Company employees. The Company pays the premiums with respect to these supplemental policies.

The Company has a program pursuant to which the Company pays the cost of annual healthcare screenings for eligible executives (the “Executive Healthcare Screening Program”). Messrs. Bansal, Klein, Thede, and Watts are each eligible to participate in the Executive Healthcare Screening Program.

The Company is authorized to make available, from time to time, tickets to sporting, charity, dining, entertainment, or similar events as well as use of corporate suites, club memberships, or similar facilities that the Company may acquire (“Corporate Development Programs”), for personal use by Company personnel to the extent a Corporate Development Program is not at such time being used exclusively by the Company for business purposes. Eligible personnel include members of MicroStrategy’s Board of Directors (the “Board”), executive officers of the Company, and other employees of the Company. Any such personal use may be deemed compensation to such persons.

The Company has adopted a policy authorizing the Company to make available, from time to time, any designated vehicle that the Company owns or may acquire (“Designated Vehicles”) for personal use by eligible Company personnel, to the extent the Designated Vehicle is not at such time being used exclusively by the Company for business purposes. Eligible personnel include the Chief Executive Officer and any employees and members of the Board authorized by the Chief Executive Officer to use Designated Vehicles. Any such personal use may be deemed compensation to such persons.

The Company is also authorized to acquire the services of one or more drivers for vehicles other than a Company vehicle (such services, “Alternative Car Services”) for personal use by eligible Company personnel. Eligible personnel include the Chief Executive Officer and any employees and members of the Board authorized by the Chief Executive Officer to use Alternative Car Services. Any such personal use may be deemed compensation to such persons. The Company has established a policy that the aggregate compensation to all Company personnel as a result of use of Alternative Car Services, together with all associated tax gross-up payments, may not exceed $150,000 in any fiscal year.

The Company has adopted a third amended and restated aircraft use policy (the “Aircraft Use Policy”) which, among other things, permits certain non-business use of (i) the Bombardier Global Express XRS aircraft owned by the Company (the “Global Express”), (ii) any aircraft in which the Company has leased a fractional interest (the “Fractional Aircraft”) and which is managed by NetJets International, Inc. or any of its affiliates (collectively, “NetJets”), together with all other aircraft managed or provided by NetJets to the extent that the Company uses such other aircraft in connection with the Company’s lease of the Fractional Aircraft (collectively, the “NetJets Aircraft”), and (iii) such other aircraft (A) that the Company may, from time to time, lease or charter, including, without limitation, any aircraft subject to a fractional interest program in which the Company may participate by leasing a fractional interest, and (B) that has been designated by MicroStrategy to be “Company Aircraft” for purposes of the Aircraft Use Policy (collectively with the Global Express and the NetJets Aircraft, “Company Aircraft”). Company Aircraft are available for non-business use only when such aircraft are not otherwise being used by the Company exclusively for business use. The Aircraft Use Policy permits non-business use of Company Aircraft by the Chief Executive Officer, other officers or employees of the Company to the extent approved by the Chief Executive Officer, and under certain circumstances, non-employee members of the Board. Any such personal use may be deemed compensation to such persons.

Non-business use of Company Aircraft is subject to various limitations, including those described below. During each calendar year:

•

the total number of flight hours used by the Company for non-business use of the NetJets Aircraft in such calendar year must be less than fifty percent (50%) of the total number of flight hours of the NetJets Aircraft used by the Company for business use and non-business use during such calendar year;

•

the total number of flight hours used by the Company for non-business use of the Global Express in such calendar year must be less than fifty percent (50%) of the total number of flight hours of the Global Express used by the Company for business use and non-business use during such calendar year; and

•	the total number of flight hours used by the Company for non-business use of all Company Aircraft in such calendar year may not exceed 200 flight hours.

From time to time, the Board may hold meetings and other related activities in various locations for which the Company’s payment of the expenses of Company participants and Company participants’ guests may be deemed compensation to Company participants (“Meeting Activities”).

Each year the Company sponsors a “President’s Club” trip for Company sales and services personnel who have met specified performance criteria as well as certain executive officers and their guests (“President’s Club Events”). Participation in President’s Club Events by Company personnel may be deemed compensation to such persons. The Company has established a policy that the compensation imputed to Mr. Saylor as a result of such participation, excluding any associated tax gross-up payments, may not exceed $30,000 in any fiscal year.

In addition, the Company may hold, host, or otherwise arrange parties, outings, or other similar entertainment events at which Mr. Saylor and Mr. Bansal are permitted to entertain personal guests (“Entertainment Events”) and are paid a tax gross-up for taxes they may incur as a result of such event, as described below. The Company has established a policy that the aggregate incremental cost to the Company of such Entertainment Events (to the extent that they are not Corporate Development Programs) attributable to each of Mr. Saylor and Mr. Bansal, including all tax gross-up payments, may not exceed $75,000 in any fiscal year.

The Company may also request that Company personnel participate in conferences, symposia, and other similar events or activities relating to the Company’s business for which the Company’s payment of the expenses of Company participants and Company participants’ guests may be deemed compensation to Company participants (“Company-Sponsored Activities”).

From time to time, Company personnel including Messrs. Bansal, Klein, Thede, and Watts are offered meals prepared by the Company’s in-house catering department (“In-House Catering Services”). To the extent that any such meals are considered non-business expenses, they may be deemed compensation to the applicable individuals.

The Company has agreed to pay Mr. Watts’s reasonable expenses for travel between his home in Kentucky and the Company’s headquarters during 2013. To the extent that any of these expenses constitute commuting expenses for purposes of the Internal Revenue Code, they may be deemed compensation to Mr. Watts.

As part of Mr. Hunt’s general release of claims with the Company, the Company agreed to pay the cost of his health benefit premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) for a period of eighteen (18) weeks beginning the day after November 13, 2012, the date of the general release of claims.

To the extent that (i) non-business use of Corporate Development Programs, Designated Vehicles, Alternative Car Services, Company Aircraft, or In-House Catering Services, (ii) participation in the Executive Healthcare Screening Program, Meeting Activities, President’s Club Events, Entertainment Events, or Company-Sponsored Activities, or (iii) payment of Mr. Watts’s reasonable expenses for travel between his home and the Company’s headquarters during the first half of 2013 is deemed compensation to Messrs. Saylor, Bansal, Klein, Thede, or Watts, as applicable, the Company pays to (or withholds and pays to the appropriate taxing authority on behalf of) such individual a “tax gross-up” in cash, which would approximate the amount of the individual’s (i) federal and state income and payroll taxes on the taxable income associated with such participation or personal use plus (ii) federal and state income and payroll taxes on the taxes that the individual may incur as a result of the payment of taxes by the Company, subject to the aggregate amount limitations described above, if applicable.